P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
March 28, 2018		President and CEO
(740) 374-6163
PEOPLES BANCORP INC. RECEIVES REGULATORY APPROVAL OF ITS MERGER WITH ASB FINANCIAL CORP.
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO), parent company of Peoples Bank, announced today that it has received all necessary regulatory approvals for the merger between Peoples and ASB Financial Corp. (“ASB”) (OTC Pink: ASBN) and for the merger between Peoples Bank and ASB’s wholly owned subsidiary, American Savings Bank, fsb (“American Savings Bank”).

On March 9, 2018, the shareholders of ASB approved the merger with Peoples through adoption of the previously announced definitive merger agreement, pursuant to which ASB will merge with and into Peoples, and American Savings Bank will subsequently merge with and into Peoples Bank.

Peoples expects that the closing of the merger with ASB will occur early in the second quarter of 2018. Completion of the merger remains subject to the satisfaction of customary closing conditions set forth in the merger agreement.

About Peoples:

Peoples is a diversified financial products and services company with $3.6 billion in assets, 73 locations, including 65 full-service bank branches and 71 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

About ASB:

ASB, a savings and loan holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common shares of American Savings Bank, a federal savings bank. American Savings Bank was founded in 1892. It operates six full service bank branches, three in the Portsmouth, Ohio market, two in the Cincinnati, Ohio market and one in South Shore, Kentucky. The common shares of ASB are traded through OTC Pink Open Market under the symbol “ASBN”.

Safe Harbor Statement:

Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in Peoples’ filings with the Securities and Exchange Commission (“SEC”). As a result, actual results may differ materially from the forward-looking statements in this news release.

Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

END OF RELEASE